Exhibit 10.1

SECOND Amendment to EXECUTIVE EMPLOYMENT Agreement

This SECOND Amendment to EXECUTIVE EMPLOYMENT Agreement (this “Amendment”), effective as of October 13, 2015 (the “Effective Date”), is made and entered into by and between Snap Interactive, Inc., a Delaware corporation (the “Company”), and Alexander Harrington (“Executive”) for purposes of amending that certain Executive Employment Agreement, dated as of February 28, 2014, as amended by the First Amendment to Executive Employment Agreement, effective March as of 19, 2015, by and between the Company and Executive (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

WHEREAS, Section 12(j) of the Agreement provides that the Agreement can only be amended by a writing signed by the parties thereto; and

WHEREAS, the Company and Executive mutually desire to amend the Agreement to reflect a change in Executive’s title and responsibilities.

NOW, THEREFORE, pursuant to Section 12(j) of the Agreement, in consideration of the mutual promises, conditions, and covenants contained herein and in the Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree to amend the Agreement as follows, effective as of the Effective Date:

1.           Section 1 of the Agreement is hereby amended by deleting the phrase “Chief Operating Officer (“COO”)” and replacing it with the phrase “Chief Executive Officer (“CEO”)”.

2.           Section 4(a) of the Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 4(a):

(a)           Position and Responsibilities. Executive’s services hereunder will commence as of the Execution Date. Subject to the Agreement’s terms, Executive agrees to serve the Company as its CEO, and also as its CFO until such time as the Company hires a full-time CFO, and, if duly elected, as a member of the Board of Directors of the Company (the “Board”). The parties acknowledge that Executive’s finance responsibilities may be reassigned upon the Company’s hiring of a full-time CFO. Executive shall have the duties and privileges customarily associated with executives occupying the roles of CEO and CFO, and Executive shall perform all reasonable acts customarily associated with such roles, or necessary and/or desirable to protect and advance the best interests of the Company, including, without limitation, signing the Company’s financial statements during such time period in which Executive functions as the Company’s CFO. Executive will report to the Board.

3.           Section 4(b) of the Agreement is hereby amended by deleting the phrase “the Chief Executive Officer or”.

4.           Section 8(b)(i) of the Agreement is hereby amended by deleting the phrase “of Directors or Chief Executive Officer of the Company”.

5.           Section 8(c) of the Agreement is hereby amended by deleting the phrase “Company’s Chief Executive Officer” and replacing it with the phrase “Board”.

6.           Section 10(b) of the Agreement is hereby amended by deleting the first paragraph of said section in its entirety and substituting in lieu thereof the following new paragraph:

(b)           Additional Compensation and Benefits Upon Non-Renewal by the Company or Upon Termination by the Company Without Cause or by Executive for Good Reason Prior to or After One Year Following a Change in Control. If (A) the Company elects, at any time, not to renew this Agreement for any Renewal Term and Executive’s employment terminates as a result of such non-renewal, or (B), at any time either prior to or following the “Change Period” (as defined in Section 11(b) below), (i) the Company terminates Executive’s employment without Cause (as defined in Section 9(b) above), or (ii) Executive terminates his employment for Good Reason (as defined in Section 9(d) above), then the Company shall, subject to Executive’s execution of a general release of claims in favor of the Company and subject to Executive’s compliance with Section 6 and Section 7, provide to Executive, in addition to the amounts set forth in Section 10(a) above, an amount equal to six (6) months of Executive’s then-current annualized Base Salary, payable in six (6) equal monthly installments commencing on the Company’s first regular payroll date after the release of claims provided by Executive has become effective, provided, that, if the maximum forty-five (45) day consideration period and revocation period described in Section 10(d) spans two tax years, then the payments shall commence in the second tax year.

7.           Section 11(a)(ii) of the Agreement is hereby amended by deleting the first paragraph of said section in its entirety and substituting in lieu thereof the following new paragraph:

(ii)           Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) all or a substantial portion of the assets of the Company, by reason of any sale, lease, exchange or other transfer of the assets of the Company. For purposes hereof, a “substantial portion of the assets of the Company” shall mean any portion of the Company’s overall assets representing more than fifty percent (50%) of the fair market value of the Company’s overall assets. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (2) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (3) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (4) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

8.           Section 11(b)(i) of the Agreement is hereby amended by deleting the introductory language immediately prior to clause (A) in its entirety and substituting in lieu thereof the following new introductory language:

If, during the sixty (60) day period immediately prior to a Change in Control or during the one year period beginning on the date of a Change in Control (the “Change Period”),

9.           Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

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IN WITNESS WHEREOF, the Company and Executive have executed, or caused to be executed, this Amendment to be effective as of the Effective Date.

SNAP INTERACTIVE, INC.

By:	/s/ Clifford Lerner
Name: Clifford Lerner
Title: President of The Grade

EXECUTIVE

/s/ Alexander Harrington
Alexander Harrington

Signature Page to

Second Amendment to Executive Employment Agreement